UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2010

NSTAR

(Exact name of registrant as specified in its charter)

Massachusetts	001-14768	04-3466300
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

NSTAR Electric Company

(Exact name of registrant as specified in its charter)

Massachusetts	001-02301	04-1278810
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

800 Boylston Street, Boston, Massachusetts	02199
(Address of principal executive offices)	(Zip Code)

(617) 424-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.  Other Events.

Settlement with IRS Office of Appeals

On September 30, 2010, NSTAR determined that it would accept a settlement offer from the IRS Office of Appeals (“IRS Appeals”) on issues related to its 2001-2007 Federal income tax returns. This is a positive development as it resolves all outstanding tax matters and facilitates timely receipt of the Company’s outstanding tax refund. NSTAR expects to sign a Closing Agreement with IRS Appeals in October.  The settlement requires approval by the Joint Committee on Taxation of the U.S. Congress (“Joint Committee”).  NSTAR anticipates that the Joint Committee will decide on the settlement agreement during the fourth quarter of 2010.

RCN Share Abandonment Issue

As previously disclosed, on December 24, 2003, NSTAR formally abandoned 11.6 million shares of RCN common stock.  NSTAR deducted the share abandonment on its 2003 Federal income tax return as an ordinary loss.  At that time, NSTAR’s accounting policy regarding tax benefits required that the likelihood of success needed to be “probable” before the recognition of a tax benefit.  Accordingly, during 2003, NSTAR did not recognize the tax benefit of this uncertain tax position.

In 2007, NSTAR adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an Interpretation of SFAS No. 109, Accounting for Income Taxes.”   FIN 48 (now known as Accounting Standards Codification 740) requires the recognition of a tax benefit if the likelihood of success is “more likely than not.” Since NSTAR concluded that it was more likely than not that the tax deduction arising from the RCN share abandonment would be sustained, NSTAR recognized a $44 million cumulative effect benefit in 2007.  Consistent with the transition provisions of FIN 48, this $44 million benefit was recorded as an increase to beginning retained earnings.   This adjustment also included the reversal of previously accrued interest expense on the RCN deduction.

The settlement with IRS Appeals includes a resolution on the characterization of the loss related to the RCN share abandonment.  In the third quarter of 2010, NSTAR will recognize a one-time after-tax charge of approximately $21 million, including interest, or $0.20 per share, related to the settlement.

Simplified Service Cost Method (“SSCM”) Issue

IRS Appeals and NSTAR also resolved issues related to the use of the SSCM by NSTAR Electric.  Under SSCM, NSTAR Electric changed its method of tax accounting for the deductibility of certain construction-related costs.  During 2005 and 2006, NSTAR was required to make cash payments to the IRS totaling $129 million which represented tax on SSCM deductions taken by NSTAR Electric for tax years 2002-2004, even though a tax refund related to those deductions had never been received.

Resolution of Open Tax Years and Anticipated Cash Refund

Upon approval by Joint Committee, all outstanding tax issues for the years 2001-2007 will be resolved, including the RCN share abandonment issue, SSCM issue and other minor issues.

As anticipated, this resolution entitles NSTAR to a refund of approximately $154 million from the IRS representing the original SSCM payment plus interest and other minor items.  The SSCM refund will be reduced by the resolution of the RCN settlement of approximately $21 million.  The net refund of approximately $133 million is expected during the fourth quarter of 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

NSTAR NSTAR Electric Company

(Registrants)
Date: October 6, 2010	By:	/s/ R. J. WEAFER, JR.
Robert J. Weafer, Jr.
Vice President, Controller
and Chief Accounting Officer